Contact:	David Felsenthal	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FISCAL 2006 SECOND QUARTER RESULTS

Company Reports Quarterly Revenue and Contract Value Growth of 17%;
New Research Program Announced

WASHINGTON, D.C. — (October 26, 2005) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the second quarter of its fiscal year ending March 31, 2006. For the quarter, revenues increased 17% to $40.5 million, from $34.7 million for the second quarter of fiscal 2005. Net income was $7.0 million, or $0.35 per diluted share, compared to $5.9 million, or $0.31 per diluted share, for the same period a year ago.

Revenues for the six months ended September 30, 2005, increased 17% to $79.2 million, from $67.7 million in the six months ended September 30, 2004. Net income for the period was $13.7 million, or $0.68 per diluted share, compared to $11.5 million, or $0.60 per diluted share, for the same period a year ago. Contract value grew 17% to $159.8 million as of September 30, 2005, up from $136.9 million as of September 30, 2004.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company, commented, “We are very pleased with our financial results as we delivered revenue and contract value growth of 17% and net income growth of 19%. Our performance was driven by cutting-edge research agendas and continued program innovation, which led to strong renewal performance and continued growth across our program portfolio. Most importantly, we continue to see strong attachment to our model of providing proven best practices to address healthcare’s complex array of strategic and operational issues.”

He added, “I am also pleased to announce our latest launch, the Clinical Technology Assessment Program. This new best practice research program offers senior marketing and planning executives from hospitals and medical device companies the tools to bring rigorous business discipline to the evaluation of emerging clinical technologies, as well as a broader assessment of the market landscape across the major clinical lines of business. By offering a deep understanding of specific technologies, physician adoption patterns and reimbursement trends, we are able to provide our members with insight across an expansive landscape ranging from neurology and orthopedics to gastroenterology and general surgery. The program’s cutting-edge research agenda is enriched by leveraging a robust forecasting database to tailor the research to each specific business situation, ensuring that the information is actionable and relevant for each member institution. As always, we are pleased to have worked with a stellar group of charter advisors, including Yale New Haven Health System, UNC Health Care, University of Michigan Health System, Alexian Brothers Hospital Network, Medtronic, Riverain Medical Group, Aspect Medical Systems and Boston Scientific Corporation. The program is off to a strong start, and we are very excited about its potential.”

Share Repurchase

During the three months ended September 30, 2005, the Company repurchased 175,143 shares of its common stock at a total cost of approximately $8.8 million. To date, the Company has repurchased 1,988,534 shares at a total cost of approximately $72.9 million and has $27.1 million available under the program for future share repurchases.

Outlook for Remainder of Calendar Year 2005

The Company reiterated its previously announced guidance for the next calendar quarter of $41.3 million of revenue, and adjusted earnings per diluted share of $0.37. Combined with the results from the first three quarters of calendar year 2005, the Company’s full calendar year revenue and adjusted earnings per diluted share guidance is $158.3 million and $1.41, respectively. Adjusted earnings per diluted share excludes stock option related expense.

The Company will hold an investor conference call to discuss its second quarter performance this evening, October 26, 2005, at 6:00 p.m. Eastern Daylight Time. The conference call will also be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Investor Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-299-6183 and the access code is 31186052. Investors are advised to dial in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 8:00 p.m. Wednesday, October 26, until 8:00 p.m. Wednesday, November 2, 2005.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of more than 2,500 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company believes its calculations of adjusted income from operations, net income and diluted earnings per share provide additional information about the Company’s ongoing operating performance as well as additional information to compare to prior periods. The Company is not able to reconcile its outlook for the remainder of calendar year 2005 to GAAP as stock option related expense is dependent upon a number of unknown factors, including the extent (if any) to which employee stock options are exercised and future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
AND OPERATING STATISTIC
(In thousands, except per share data)

	Three Months Ending		Selected	Six Months Ending		Selected
	September 30,		Growth	September 30,		Growth
	2005	2004	Rates	2005	2004	Rates
Statements of Operations
Revenues	$40,487	$34,680	16.7%	$79,234	$67,705	17.0%

Cost of services	17,487	14,166		33,996	27,840
Member relations and marketing	8,229	6,773		16,294	13,289
General and administrative	4,035	4,216		7,859	8,143
Depreciation and loss on disposal of assets	451	600		884	992
Income from operations	10,285	8,925		20,201	17,441
Interest income	1,412	916		2,807	1,809
Income before provision for income taxes	11,697	9,841		23,008	19,250
Provision for income taxes	(4,737)	(3,986)		(9,318)	(7,797)
Net income	$6,960	$5,855		$13,690	$11,453

Earnings per share
Basic	$0.36	$0.34		$0.71	$0.65
Diluted	$0.35	$0.31	12.9%	$0.68	$0.60	13.3%
Weighted average common shares outstanding
Basic	19,093	17,409		19,158	17,604
Diluted	20,020	18,940		20,006	19,181
Percentages of Revenues
Cost of services	43.2%	40.8%		42.9%	41.1%
Member relations and marketing	20.3%	19.5%		20.6%	19.6%
General and administrative	10.0%	12.2%		9.9%	12.0%
Depreciation and loss on disposal of assets	1.1%	1.7%		1.1%	1.5%
Income from operations	25.4%	25.7%		25.5%	25.8%
Net income	17.2%	16.9%		17.3%	16.9%
Contract Value (at end of period) (1)	$159,810	$136,916	16.7%

(1) We define “Contract value” as the aggregate annualized revenue attributable to all agreements in effect at any given point in time, without regard to the initial term or remaining duration of any such agreements.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2005	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,949	$27,867
Marketable securities	3,947	3,003
Membership fees receivable, net	25,302	21,320
Prepaid expenses and other current assets	2,471	2,430
Deferred income taxes	21,623	19,774
Total current assets	64,292	74,394
Fixed assets, net	8,684	9,023
Intangible assets, net	6,236	—
Deferred incentive compensation and other charges	6,490	6,189
Deferred income taxes, net of current portion	22,140	33,489
Marketable securities	130,391	122,044
Total assets	$238,233	$245,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$76,489	$82,262
Accounts payable and accrued liabilities	11,023	8,733
Accrued incentive compensation	6,241	7,820
Total current liabilities	93,753	98,815
Other long-term liabilities	873	1,010
Total liabilities	94,626	99,825

Stockholders’ equity:
Common stock	199	199
Additional paid-in capital	142,760	142,040
Retained earnings	41,615	27,925
Accumulated elements of comprehensive income	(1,193)	(1,273)
Treasury stock	(39,774)	(23,577)
Total stockholders’ equity	143,607	145,314

Total liabilities and stockholders’ equity	$238,233	$245,139

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$13,690	$11,453
Adjustments to reconcile net income to net cash provided by
operating activities -
Depreciation	884	876
Amortization of intangible assets acquired	43	—
Loss on disposal of fixed assets	—	116
Deferred income taxes	8,827	7,771
Amortization of marketable securities premiums	429	362
Changes in operating assets and liabilities:
Member fees receivable	(3,831)	(5,440)
Prepaid expenses and other current assets	(24)	95
Deferred incentive compensation and other charges	(411)	(81)
Deferred revenues	(5,920)	(4,838)
Accounts payable and accrued liabilities	840	(311)
Accrued incentive compensation	(1,579)	(1,885)
Other liabilities	(242)	1,264

Net cash flows provided by operating activities	12,706	9,382

Cash flows from investing activities:
Purchases of property and equipment	(460)	(3,800)
Purchase of marketable securities	(15,933)	(13,850)
Redemption of marketable securities	6,400	10,713
Cash paid for acquisition, net of cash acquired	(3,596)	—
Net cash flows used in investing activities	(13,589)	(6,937)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	344	551
Proceeds on issuance of stock under ESPP	189	148
Repayment of debt assumed in acquisition	(371)	—
Purchases of treasury stock	(16,197)	(26,621)
Net cash flows used in financing activities	(16,035)	(25,922)

Net decrease in cash and cash equivalents	(16,918)	(23,477)
Cash and cash equivalents, beginning of period	27,867	41,389
Cash and cash equivalents, end of period	$10,949	$17,912